Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Rhodium Enterprises, Inc.

Rockdale, Texas

We hereby consent to the use in this Registration Statement on Form S-1 of Rhodium Enterprises, Inc. of our report dated October 26, 2021, with respect to the consolidated and combined financial statements of Rhodium Enterprises LLC and Rhodium JV LLC and their respective subsidiaries (the “Report”) as of December 31, 2020 and for the period from April 1, 2020 (inception) to December 31, 2020, which Report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Armanino LLP

ArmaninoLLP

Dallas, Texas

November 16, 2021